UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: November 18, 2010
(Date of earliest event reported)

NATURAL RESOURCES USA CORPORATION
(Exact name of registrant as specified in its charter)

000-15474
(Commission File Number)

Utah	87-0403973
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

3200 County Road 31, Rifle, Colorado 81650
(Address of principal executive offices, including zip code)

(720) 876-2373
(Registrant’s telephone number, including area code)

AmerAlia, Inc.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

In our recent quarterly report on Form 10-Q, we disclosed that the Bureau of Land management had approved the expansion of Natural Soda’s existing operating facility located near Rifle, Colorado.  The approval will allow Natural Soda to increase production from the current 125,000 tons of sodium bicarbonate per year to 250,000 tons per year.

On November 18, 2010, our subsidiary, Natural Soda, Inc., entered into a Design/Build Agreement (the “Agreement”) with HPD LLC, a Delaware limited liability company, for the purpose of HPD providing design and construction services related to the expansion of Natural Soda’s operating facility.  As part of the project, HPD will provide to Natural Soda a turnkey boiler and injection heater.  Capitalized terms not defined in this report have the same meaning as provided in the Agreement.

Natural Soda shall pay compensation of $4,426,000 to HPD in accordance with the Agreement, which amount may be adjusted for project savings, cost overruns and change orders.  Natural Soda has paid an initial deposit of $1,500,000 and expects to have the work completed by July 2011.  If not timely completed, HPD will owe Natural Soda $1,000 per day for later delivery up to 5% of the Contract Sum.  Natural Soda is obligated to pay milestone payments in accordance with the achievement of project milestones as follows:

Milestone	Dollar Amount	Month
Down Payment	$1,500,000	0
Receipt of Boiler Fabrication Drawings	$500,000	2
Receipt of tubes at Heater Fabricator	$500,000	3
Mobilization to job site	$600,000	5
Delivery of Boiler to Project Site	$500,000	7
Delivery of Heater to Project Site	$500,000	7
Mechanical Completion	$500,000	9
TOTAL:	$4,600,000

HPD warrants that the Project will meet the Performance Guarantees. HPD shall pay Natural Soda 2% of the Contract Sum for each 1% shortfall in the Performance Guarantees.  If Natural Soda terminates the Agreement for its convenience then HPD, as its sole and exclusive remedy shall be entitled to receive the following: payment for all costs incurred by HPD in the performance of the Work to the date of termination; reimbursement for all unavoidable cancellation charges incurred by HPD in relation to its Subcontractors, a reasonable demobilization fee and a termination fee in the amount of ten 10% of the balance of the Contract Sum not paid.  HPD also has a right to terminate the Agreement if the project is delayed more than 90 days by excusable events.  Excusable events generally are those events beyond HPD’s control.  If the Agreement is so terminated, HPD, as its sole and exclusive remedy, shall be entitled to receive the following:  payment for all costs incurred by HPD in the performance of the Work to the date of termination; and reimbursement for all unavoidable cancellation charges incurred by HPD in relation to its Subcontractors.

In addition to the payments to HPD, Natural Soda anticipates spending approximately $200,000 on related capital expenditures.  Total cost of the expansion project is expected to be approximately $4.8 million.

A copy of the contract is attached hereto as Exhibit 99.1.

Item 7.01	Financial Disclosure

In our recent quarterly report on Form 10-Q, we disclosed that the Bureau of Land Management had approved the expansion of our plant.  We issued a press release on the matter which is attached as Exhibit 99.2.

Item 9.01	Exhibits

99.1           Design/Build Contract with HPD, LLC.
99.2           Press Release issued November 22, 2010 related to the plant expansion

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

NATURAL RESOURCES USA CORPORATION
(Registrant)
Date: November 22, 2010

	By:	/s/ Robert van Mourik
	Name:	Robert van Mourik
	Title:	Chief Financial Officer